Exhibit 5.1

KPMG LLP Chartered Professional Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone Fax Internet	(604) 691-3000 (604) 691-3031 www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Cardiome Pharma Corp.

We consent to the use of our audit report dated March 13, 2015 (July 27, 2015 as to the effects of the material weakness described in Management’s Annual Report on Internal Control over Financial Reporting (revised)), on the consolidated financial statements of Cardiome Pharma Corp., which comprise the consolidated balance sheets as at December 31, 2014 and December 31, 2013, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information and our audit report dated March 13, 2015 (July 27, 2015 as to the effects of the material weakness described in Management’s Annual Report on Internal Control over Financial Reporting (revised)) on the effectiveness of internal control over financial reporting, which are incorporated by reference in this Registration Statement on Form F-10 and to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the prospectus forming part of the Registration Statement.

Our report dated March 13, 2015 (July 27, 2015 as to the effects of the material weakness described in Management’s Annual Report on Internal Control over Financial Reporting (revised)), on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the control criteria and contains an explanatory paragraph that states that the Company did not have controls designed at a sufficient level of precision to determine that generally accepted accounting principles for stock-based compensation were applied in accordance with the Company’s written policies for awards granted.

Chartered Professional Accountants

February 19, 2016

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

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